United States

Securities and Exchange Commission

Washington D.C. 20549

SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

(Amendment No. __ )

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Brinker Capital Destinations Trust

(Name of Registrant as Specified in its Charter)

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BRINKER CAPITAL DESTINATIONS TRUST

1055 Westlakes Drive, Suite 250

Berwyn, Pennsylvania 19312

DESTINATIONS CORE FIXED INCOME FUND

January 25, 2021

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT REGARDING RECENT SUB-ADVISER CHANGE

An Information Statement regarding recent sub-adviser changes related to the Destinations Core Fixed Income Fund (the “Fund”), a series of Brinker Capital Destinations Trust (the “Trust”), is now available online for your review and information. We encourage you to access and review the Information Statement online, using the instructions included in this Notice.

At a non-in-person meeting held on December 9, 2020, relying on the U.S. Securities and Exchange Commission’s (the “SEC”) orders dated March 13, 2020, March 25, 2020 and June 19, 2020, which conditionally exempts registered investment companies and their investment advisers from the In-Person Voting Requirements of the Investment Company Act of 1940, as amended, the Board of Trustees of the Trust (the “Board”) approved the selection of Wellington Management Company LLP (“Wellington”) and Merganser Capital Management, LLC (“Merganser”) as sub-advisers for the Destinations Core Fixed Income Fund (each, a “Sub-adviser” and collectively, the “Sub-advisers”). Over the coming weeks, each new Sub-adviser will be allocated assets within the Fund by Brinker Capital Investments, LLC (the “Adviser”), the Fund’s overall investment adviser. The Adviser will continuously monitor each new Sub-adviser’s performance with respect to the allocated portion of the Fund’s assets, in addition to monitoring the Fund as a whole and the other sub-advisers.

This Notice is being provided to you in lieu of a paper copy of the Information Statement, as permitted under the terms of an exemptive order granted to the Adviser and the Trust by the SEC.

This Notice presents only a brief overview of the changes – the online Information Statement provides more complete information. The Information Statement will be available on the Trust’s website at www.destinationsfunds.com for at least 90 days after you receive this Notice.

A paper copy of the full Information Statement or other Fund related information may be obtained, without charge, by calling (877) 771-7979 or by writing to the Brinker Capital Destinations Funds, P.O. Box 2175, Milwaukee, WI 53201.

INFORMATION STATEMENT

BRINKER CAPITAL DESTINATIONS TRUST

1055 Westlakes Drive, Suite 250

Berwyn, Pennsylvania 19312

DESTINATIONS CORE FIXED INCOME FUND

January 25, 2021

Dear Shareholder,

This Information Statement is being made available to shareholders of the Destinations Core Fixed Income Fund (the “Fund”), a portfolio of Brinker Capital Destinations Trust (the “Trust”), to notify shareholders of recent portfolio management changes for the Fund. The Trust operates pursuant to an order of exemption from the U.S. Securities and Exchange Commission issued on March 16, 2017 (the “SEC Order”) that permits Brinker Capital Investments, LLC (the “Adviser”), the investment adviser of the Fund, to enter into, change or terminate agreements with investment sub-advisers with the approval of the Trust’s Board of Trustees, but without obtaining Fund shareholder approval. As a condition of the SEC Order, the Adviser is required to make available to shareholders information about any new sub-adviser or new sub-advisory agreement and to notify Fund shareholders when the information becomes available.

We are not asking you for a proxy and you are not required to send us a proxy.

Please take a few minutes to review this Information Statement and thank you for investing in the Fund.

Sincerely,

/s/ Jason B. Moore
Jason B. Moore
President
Brinker Capital Destinations Trust

DESTINATIONS CORE FIXED INCOME FUND

Appointment of New Sub-Advisers

At a meeting of the Board of Trustees (the “Board”) of Brinker Capital Destinations Trust (the “Trust”) held on December 9, 2020 (the “Meeting”), Brinker Capital Investments, LLC (the “Adviser”) recommended and the Board, including all of the trustees who are not “interested persons” of the Trust (“Independent Trustee”) as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), approved Merganser Capital Management, LLC (“Merganser”) and Wellington Management Company LLP (“Wellington”) as sub-advisers (each, a “Sub-adviser” and collectively, the “Sub-advisers”) to the Destinations Core Fixed Income Fund (the “Fund”).

Under the terms of each new sub-advisory agreement, each Sub-adviser makes investment decisions for the portion of the assets of the Fund allocated to it by the Adviser, and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets.

Adviser’s Recommendation and the Board’s Consideration

The Adviser recommended each Sub-adviser because it believes that each Sub-adviser is suited to help the Fund meet its overall investment objective. Merganser’s investment philosophy is based on the belief that in an inefficient over-the-counter market, an active fixed income management process will provide consistent excess returns for clients through a collaborative team approach that emphasizes active, fundamental security selection and diligent risk management. Wellington’s core bond investment philosophy is based on three key tenets: diversification, specialization and risk control.

In considering each Sub-adviser, the Board received written and oral information from the Adviser and each Sub-adviser. The Board also met with representatives of the Adviser and each Sub-adviser and considered information provided by the Sub-adviser and the Adviser about the Sub-adviser’s portfolio managers, investment philosophy, strategy and process, as well as other factors. In approving each Sub-adviser, as a sub-adviser to the Fund the Board evaluated the information provided by the Adviser and the Sub-adviser regarding: (i) the nature and quality of the services expected to be rendered to the Fund; (ii) the investment objectives and policies of the Fund; (iii) the history, reputation, qualifications and background of the Sub-adviser and its investment personnel and the Sub-adviser’s financial condition; (iv) the performance record of the Sub-adviser; and (v) other factors deemed relevant. The Board also reviewed the fees to be paid by the Adviser to the Sub-adviser, including any benefits to be received by the Sub-adviser in connection with soft dollar arrangements or other than from its sub-advisory fees. The Board used this information and other information it deemed relevant, in making its decision to approve the Sub-adviser and reached the following conclusions:

Nature, Extent and Quality of Services.

The Board concluded, based on the information provided by the Adviser and each Sub-adviser, that the nature, extent and quality of the investment advisory services expected to be provided by the Sub-adviser were adequate and appropriate in light of the experience and the qualifications of the Sub-adviser and its investment personnel, the Sub-adviser’s portfolio management and research resources to be applied in managing the portion of the Fund’s assets allocated to it, how the Sub-adviser would complement the Fund’s existing sub-advisers, the adequacy and scope of the Sub-adviser’s compliance program and the Adviser’s recommendation to engage the Sub-adviser.

Investment Performance.

The Board discussed with representatives of the Adviser the investment strategy to be employed by each Sub-adviser in the management of its portion of the Fund’s assets. The Board took into account the Adviser’s experience and reputation in selecting, evaluating and overseeing investment advisers.

Sub-Advisory Fee, Expense Ratio and Economies of Scale.

The Board reviewed and considered each sub-advisory fee that, under terms of each proposed sub-advisory agreement, would be payable by the Adviser to each Sub-adviser, and, thus, should not directly impact the overall fees paid by the Fund. The Board concluded that the proposed fee payable to each Sub-adviser by the Adviser with respect to the Fund assets to be allocated to each Sub-adviser was reasonable and appropriate. The Board recognized that, because each Sub-adviser’s fee would be paid by the Adviser, and not the Fund, an analysis of profitability was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. The Board received and considered a profitability analysis of the Adviser with respect to the addition of each Sub-adviser as a sub-adviser for the Fund and determined that the Adviser’s profitability would not be excessive in light of the nature, extent and quality of the services to be provided to the Fund by the Adviser and the Sub-adviser, noting in particular the existence of an ongoing contractual fee waiver that limits the total amount of advisory fees that may be retained by the Adviser to 39 basis points of the Fund’s assets. Similarly, the Board recognized that, because each Sub-adviser’s fee would be paid by the Adviser, and not directly by the Fund, an analysis of economies of scale with respect to the Sub-adviser was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. Accordingly, economies of scale with respect to each Sub-adviser were not considered relevant at that time to the Board’s decision to approve the each sub-advisory agreement. The Board also concluded that any other benefits that could be expected to accrue to each Sub-adviser by virtue of its relationship with the Fund were reasonable.

Other Considerations.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, with the advice of Fund counsel, resolved to approve each sub-advisory agreement, having determined that each agreement would be in the best interests of the Fund.

Following the Board’s approval, the Adviser entered into a sub-advisory agreement with each Sub-adviser, and each Sub-adviser began managing the assets of the Fund allocated to it by the Adviser on December 17, 2020. The Adviser determined that the initial target percentage of the Fund’s assets allocated to each Sub-adviser would be approximately 31%.

The New Sub-Advisory Agreements

The terms of each new sub-advisory agreement are substantially similar to the terms of the agreements with the other sub-advisers to the Fund, except for the sub-advisory fee rate payable by the Adviser to the Sub-adviser.

Under each new sub-advisory agreement, each Sub-adviser makes all investment decisions for the portion of the Fund’s assets allocated to it, and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets. Each Sub-adviser discharges its responsibilities under the new sub-advisory agreement subject to the supervision of the Adviser and the Board and has agreed to do so in a manner consistent with the Fund’s investment objective, policies and limitations. Each new sub-advisory agreement is dated December 9, 2020 and has an initial term ending December 31, 2022. Thereafter, the continuance of each new sub-advisory agreement requires the annual approval of the Board, including a majority of the Independent Trustees.

For its services to the Fund under each sub-advisory agreement, each Sub-adviser receives a sub-advisory fee based on the average daily net asset value of the assets of the Fund allocated to the Sub-adviser. As a result of the addition of each Sub-adviser as a sub-adviser to the Fund, the total sub-advisory fees paid by the Adviser with respect to the Fund increased by 1 basis point from 17 basis points to 18 basis points and the portion of the total advisory fee retained by the Adviser remained equal to 39 basis points. The total advisory fee retained by the Adviser continues to be limited by a contractual fee waiver pursuant to an agreement that shall remain in effect until June 30, 2021.

Additional Information about Merganser

Merganser is located at 99 High Street, Boston, MA 02210. Merganser is registered with the SEC as an investment adviser. Merganser is a Delaware Limited Liability Company. The principal owners of Merganser are the Gahan 2019 Descendants’ Trust (~40%) and Jonathan M. Nelson indirectly through Providence Equity Capital Markets Merganser LLC, (~53%) an affiliate of Providence Equity Partners L.L.C. (“Providence”). Merganser Employees (~7%) also own a minority stake. Providence is registered with the SEC as an investment adviser. The trustees of the Gahan 2019 Descendants’ Trust are Thomas J. Gahan (Special Investment Trustee), Dolores R. Gahan (Investment Trustee) and Michael J. Gahan (Independent Trustee).

Listed below are names and titles of each principal executive officer and portfolio manager. The principal business address of each principal executive officer and portfolio manager, as it relates to their duties at Merganser, is the same as that of Merganser.

Name	Title
Andrew Smock	Chief Executive Officer, Chief Investment Officer and Portfolio Manager
Todd Copenhaver	Portfolio Manager
Jeffrey Addis	Chief Operating Officer

Comparable Funds

Merganser currently manages the assets of other investment companies or accounts having similar investment objectives and strategies as the Destinations Core Fixed Income Fund.

Purchases of Merganser’s Securities by the Trustees

As of December 1, 2020, no Trustee of Merganser or the Trust has purchased or sold any securities of the current or former parent entities of Merganser.

Additional Information about Wellington

Wellington is located at 280 Congress Street, Boston, MA 02210. Wellington is registered with the SEC as an investment adviser. Wellington is a Delaware Limited Liability Partnership. The ultimate parent company of Wellington is Wellington Management Group LLP, a Massachusetts private limited liability partnership owned by 172 partners, all fully active in the business of the firm.

Listed below are names and titles of each principal executive officer and portfolio manager. The principal business address of each principal executive officer and portfolio manager, as it relates to their duties at Wellington, is the same as that of Wellington.

Name	Title
Joseph F. Marvan, CFA	Senior Managing Director and Fixed Income Portfolio Manager
Campe Goodman, CFA	Senior Managing Director and Fixed Income Portfolio Manager
Robert D. Burn, CFA	Managing Director and Fixed Income Portfolio Manager
John D. Norberg	Senior Managing Director and Chief Compliance Officer
Brendan J. Swords	Chief Executive Officer and Managing Partner
Edward J. Steinborn	Senior Managing Director and Chief Financial Officer
Gregory S. Konzal	Managing Director, Counsel and Head of Legal

Comparable Funds

Wellington currently manages the assets of other investment companies or accounts having similar investment objectives and strategies as the Destinations Core Fixed Income Fund.

Purchases of Wellington’s Securities by the Trustees

As of December 1, 2020, no Trustee of Wellington or the Trust has purchased or sold any securities of the current or former parent entities of Wellington.

OTHER INFORMATION

Adviser

Brinker Capital Investments, LLC serves as Adviser of the Fund and is located at 1055 Westlakes Drive, Suite 250, Berwyn, Pennsylvania, 19312.

Distributor

The Trust’s distributor, Foreside Fund Services, LLC, is located at Three Canal Plaza, Suite 100, Portland, Maine 04101.

Administrator

Brown Brothers Harriman & Co. serves as the administrator to the Fund and is located at 50 Post Office Square, Boston, Massachusetts, 02110.

Householding

If you have requested a paper copy of this Information Statement, only one copy will be mailed to a single household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. To make changes to your householding arrangement, please contact the Fund by calling 1-877-771-7979 or by writing to the Fund at Brinker Capital Destinations Funds, P.O. Box 2175, Milwaukee, WI 53201.

Payments of Commissions to Affiliated Brokers

During the Fund’s most recently completed fiscal year ended February 29, 2020, the Fund did not pay any brokerage commissions to brokers who are affiliated persons of the Fund.

Annual/Semi-Annual Reports

Shareholders can obtain a copy of the Trust’s most recent Annual Report and Semi-Annual Report on the same website on which this Information Statement is available, or by calling 1-877-771-7979 or by writing to the Brinker Capital Destinations Funds, P.O. Box 2175, Milwaukee, WI 53201. Paper copies of such reports will be provided free of charge.